Exhibit 99.1

NEW CENTURY BANCORP, INC.

FOR RELEASE:	October 19, 2011

William L. Hedgepeth II, President and Chief Executive Officer

910.892.7080, billh@newcenturybanknc.com

Lisa F. Campbell, Executive Vice President, Chief Operating Officer and Chief Financial Officer

910.892-7080, lisac@newcenturybanknc.com

www.newcenturybanknc.com

RETIRED GENERAL DAN K. MCNEILL

ELECTED TO NEW CENTURY BANCORP BOARD

Dunn, NC… The New Century Bancorp (NASDAQ: NCBC – the “Company”) Board of Directors unanimously approved the appointment of retired four-star United States Army General Dan K. McNeill to serve on the corporate board, announced William L. Hedgepeth II, president and CEO of both New Century Bancorp and New Century Bank.

“The significance of General McNeill’s appointment to our board cannot be overstated,” commented J. Gary Ciccone, chairman of the board. “New Century Bank serves communities that are home to key military bases—Fort Bragg in Cumberland County and Seymour Johnson Air Force Base in Wayne County. General McNeill’s unique understanding of this market will be increasingly valuable as the military presence in this region continues to swell.”

“Military bases provide the economic backbone of a number of cities along the I-95 corridor, as well as communities further east in North Carolina,” shared Hedgepeth. “With the effect of the Base Realignment and Closure Program (BRAC) on Fort Bragg in particular, it is part of New Century’s strategic vision to be the go-to financial service provider to individuals and businesses that serve this critical economic engine. General McNeill is the right person to help us accomplish this goal. We are all pleased he has agreed to serve on our board and to help steer a successful course for New Century Bank. We look forward to his leadership.”

Before retiring in 2008, General McNeill’s last assignment was as commanding officer of the 40-nation International Security Assistance Force (ISAF) in Afghanistan, making him the highest-ranking U.S. general in that country and one of only 11 four-star generals in the U.S. Army. Over the 16 months McNeill was in charge, troop levels rose from about 20,000 to more than 50,000 service members. He assumed command of ISAF following a tour of duty as the commanding general of U.S. Forces Command.

A seasoned combat veteran, McNeill also served in Italy and Saudi Arabia and commanded the 82nd Airborne Division, the Combined Joint Task Force-180, the XVIII Airborne Corps, and Fort Bragg. During his lengthy and accomplished military career, McNeill spent 24 of his 40 years in North Carolina.

In March 2011, Gen. McNeill took the reigns as president of The Logistics Co. Inc., a Fayetteville-based defense contractor. He is also chair of the NC Military Foundation and serves on the First Command Military Advisory Board.

An alumnus of North Carolina State University, General McNeill was commissioned as a second lieutenant of infantry through the ROTC Program. He also attended Infantry Officer Basic and Advanced Courses, the United States Army Command and General Staff College, and graduated from the U.S. Army War College in 1989.

A native of Warsaw, N.C. he now lives in Fayetteville with his wife, Maureen.

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New Century Bancorp (NASDAQ: NCBC), the holding company for New Century Bank and is headquartered in Dunn and has branch offices in these North Carolina communities: Dunn, Clinton, Fayetteville, Goldsboro, Lillington, Lumberton, Pembroke, Raeford, and a loan production office in Greenville.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.